Exhibit 10.11

MASTER SERVICES AGREEMENT

Subhosting International LCC	Word Technology Corp.
_______________________________	_______________________________
(“Subhosting”)	(“Customer”)
19211 E. 21th Terr	600 Brickell Ave., Suite 1775
S. Independence, 64057, MO,	Miami, FL 33131
USA	USA
Phone: +866-958-7275	Phone: +855-467-6500

Subject to Section 6.1 hereof, this Master Services Agreement (this “MSA”) is made between Subhosting and Customer as of the latter-dated signature below (the “Effective Date”) and consists of the general terms and conditions set forth on the following pages and all current and future schedules attached hereto or which will subsequently be added as provid-ed herein. The general terms below together with the Schedules and all other related Schedules, Order Forms, agreements, amendments and attachments between SUBHOSTING and Customer collectively are the “Agreement.”

GENERAL TERMS AND CONDITIONS

1. DEFINITIONS

Capitalized terms used but not defined elsewhere in this Agreement will have the meanings set forth below:

“Affiliate” means, as to any Person, any Subsidiary of such Person and any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person and includes each officer or director or general partner of such Person, and each Person who is the beneficial owner of 5% or more of any class of voting Stock of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Subhosting Software” means software provided by Subhosting as specified on a Schedule or Order Form and that may be accessed by Customer solely in connection with the use of the Services, but that is not licensed to Customer.

“Customer Software” means any software, other than Subhosting Software, required to perform the Services. Customer Software includes Third-Party Software.

“Data Center” means the data center facility located at Atlanta, which is operated and controlled by Subhosting, and at which Subhosting shall provide the majority of the Services.

“Deliverables” means support, code, documents or other materials created by Subhosting and required to be delivered to Customer pursuant to a Schedule or Order Form. “Deliverables” does not include Software.

“Fully Implemented Date” means the date on which Subhosting notifies Customer (including, without limitation, by e-mail) that Customer’s Services and/or application has been implemented.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hardware” means servers, telecommunications and other equipment that are listed in an exhibit to this Agreement and that are to be supplied either by Subhosting (“Subhosting Hardware”) or Customer (“Customer Hardware”), as set forth in such exhibit, for the purpose of rendering the Services.

“Person” means an individual, partnership, corporation (including, without limitation, a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.

“Professional Services” means Services provided to Customer pursuant to a professional-services Schedule.

“Order Form” means the document describing the Services to be provided by SUBHOSTING to Customer pursuant to a Schedule under this Agreement, the pricing for such Services and the term during which such Services are to be provided to Customer.

“Schedule” means any attachment to this MSA (including, without limitation, an Order Form) that describes at least (a) the Services to be performed, (b) the Software and Hardware to be provided by each party in connection with the Services, (c) each party’s responsibilities with respect to the Services to be provided and the fees associated with such Services, Software or Hardware.

“Service Outage” means the total number of Actual Operational Minutes during any 5-day period divided by the total number of Possible Operational Minutes in such period, expressed as a percentage, has fallen below 98.5%.

“Services” means the services (excluding Subhosting Software and Hardware, unless otherwise set forth in the applicable Schedule) to be provided to Customer by Subhosting, and shall include, but not be limited to, Subhosting’s provision of equipment cabinet space, computer equipment, including but not limited to servers, electrical power, air-conditioning for equipment cooling, telecommunications connectivity to circuits, network connection (together, referred to as the “Customer’s Systems”), and all other services to be provided by Subhosting pursuant to and in accordance with this Agreement.

“SLA” means a service-level agreement attached to the applicable Schedule setting forth the credits available to Customer for downtime for any Covered Services.

“Software” means Subhosting Software and Customer Software, including, without limitation, software applications, database software, operating-system software and/or remote access software.

Subhosting Master Services Agreement

“Subsidiary” means, with respect to any Person, any corporation, partnership or other business entity of which an aggregate of 50% or more of the outstanding Stock having ordinary voting power to elect a majority of the board of directors, managers, trustees or other controlling persons, is, at the time, directly or indirectly, owned or controlled by such Person and/or one or more Subsidiaries of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Term” means the term that is set forth in a Schedule, whether such term is entered into as of the Effective Date of this Agreement or subsequently thereto, and that may be amended or extended by subsequent Schedules.

Third-Party Software” means any Software that is owned by a third party and licensed by Customer either from a third-party vendor or through Subhosting pursuant to a separate agreement, Schedule or a Software Schedule, as applicable, and excludes Subhosting Software.

2. ACCEPTABLE USAGE POLICY (AUP)

THIS AUP GOVERNS THE USE OF SUBHOSTING’S WEB HOSTING SERVICE. VIOLATION OF THIS AUP MAY RESULT IN SUSPENSION OR TERMINATION OF YOUR SERVICE. IN THE EVENT OF A DISPUTE BETWEEN YOU AND SUBHOSTING REGARDING THE INTERPRETATION OF THIS AUP, SUBHOSTING’S INTERPRETATION, IN ITS REASONABLE COMMERCIAL JUDGMENT, SHALL GOVERN. IF YOU HAVE ANY QUESTIONS REGARDING THIS AUP, CONTACT LEGAL@SUBHOSTING.NET.

The AUPs are not exhaustive and Subhosting reserves the right to modify the AUPs at any time, effective upon either the posting of the modified AUPs to www.subhosting.netor notification of the modified AUPs.

By registering for and using the services, and thereby accepting the terms and conditions of the Terms of Service Agreement or its equivalent, you agree to abide by the AUPs as modified from time to time. Any violation of the AUPs may result in the suspension or termination of your account or such other action as Subhosting deems appropriate. An unlisted activity may also be a violation of the AUPs if it is illegal, irresponsible, or disruptive use of the Internet. No credits will be issued for any interruption in service resulting from policy violations.

Offensive Content

You may not publish or transmit via Subhosting’s service any content that Subhosting reasonably believes:

- constitutes child pornography;

- is excessively violent, incites violence, threatens violence, or contains harassing content or hate speech;

- is unfair or deceptive under the consumer protection laws of any jurisdiction, including chain letters and pyramid schemes;

- is defamatory or violates a person’s privacy;

- creates a risk to a person’s safety or health, creates a risk to public safety or health, compromises national security, or interferes with a investigation by law enforcement;

Subhosting Master Services Agreement

- improperly exposes trade secrets or other confidential or proprietary information of another person;

- is intended to assist others in defeating technical copyright protections;

- clearly infringes on another person’s trade or service mark, patent, or other property right;

- promotes illegal drugs, violates export control laws, relates to illegal gambling, or illegal arms trafficking;

- is otherwise illegal or solicits conduct that is illegal under laws applicable to you or to Subhosting; or

- is otherwise malicious, fraudulent, or may result in retaliation against Subhosting by offended viewers.

Content (published or transmitted) via Subhosting’s service includes Web content, e-mail, bulletin board postings, chat, and any other type of posting or transmission that relies on any Internet service provided by Subhosting.

Security

You must take reasonable security precautions. You must protect the confidentiality of your password, and you should change your password periodically.

Bulk Commercial E-Mail

You must obtain Subhosting’s advance approval for any bulk commercial e-mail, which will not be given unless you are able to demonstrate all of the following to Subhosting’s reasonable satisfaction:

- Your intended recipients have given their consent to receive e-mail via some affirmative means, such as an opt-in procedure;

- Your procedures for soliciting consent include reasonable means to ensure that the person giving consent is the owner of the e-mail address for which the consent is given;

- You retain evidence of the recipient’s consent in a form that may be promptly produced on request, and you honour recipient’s and Subhosting’s requests to produce consent evidence within 72 hours of receipt of the request.

- The body of the e-mail must describe how the e-mail address was obtained, for example, "You opted in to receive this e-mail promotion from our Web site or from one of our partner sites," and information on how to request evidence of the consent, for example, "If you would like to learn more about how we received your e-mail address please contact us at abuse@subhosting.net"

- You have procedures in place that allow a recipient to easily revoke their consent such as a link in the body of the e-mail, or instructions to reply with the word 'Remove' in the subject line. Revocations of consent are honoured within 72 hours, and you notify recipients that their revocation of their consent will be honoured in 72 hours;

- You must post an 'abuse@subhosting.net' e-mail address on the first page of any Web site associated with the e-mail, you must register that address at abuse.net, and you must promptly respond to messages sent to that address;

- You must have a Privacy Policy posted for each domain associated with the mailing;

- You have the means to track anonymous complaints;

Subhosting Master Services Agreement

- You may not obscure the source of your e-mail in any manner. Your e-mail must include the recipients e-mail address in the body of the message or in the "TO" line of the e-mail; and

- You otherwise comply with the CAN SPAM Act and other applicable law.

These policies apply to messages sent using your Subhosting service, or to messages sent from any network by you or any person on your behalf that directly or indirectly refer the recipient to a site hosted via your Subhosting service. In addition, you may not use a third-party e-mail service that does not practice similar procedures for all its customers.

You must comply with the rules of any other network you access or participate in using your Subhosting's services.

Subhosting may test and otherwise monitor your compliance with its requirements, including requesting opt-in information from a random sample of your list at any time.

Material Protected by Copyright

You may not publish, distribute, or otherwise copy in any manner any music, software, art, or other work protected by copyright law unless:

- you have been expressly authorized by the owner of the copyright for the work to copy the work in that manner;

- you are otherwise permitted by established United States copyright law to copy the work in that manner.

Subhosting will terminate the service of repeat copyright infringers.

Copyright Infringement Notice (Digital Millennium Copyright Act)

If you believe your copyright is being infringed by a person using the Subhosting network, please send your notice of copyright infringement to abuse@subhosting.net

Your notice must include the following:

- Your name and address as registered with the U.S. copyright office

- A physical or electronic signature of a person authorized to act on behalf of the owner of an exclusive right that is allegedly infringed;

- Identification of the copyrighted work claimed to have been infringed, or if multiple copyrighted words at a single site are covered by a single notification, a representative list of such works at that site;

- Identification of the material that is claimed to be infringing or to be the subject of infringing activity and that is to be removed or access to which is to be disabled, and information reasonably sufficient to permit Subhosting to locate the material;

- Information reasonably sufficient to permit Subhosting to contact you, such as an address, telephone number, and, if available, an e-mail address;

- A statement that you have a good faith belief that use of the material in the manner complained of is not authorized by the copyright owner, the copyright owner’s agent, or the law;

Subhosting Master Services Agreement

- A statement that the information in the notification is accurate, and under penalty of perjury that you are authorized to act on behalf of the owner of an exclusive right that is allegedly infringed.

Other

You must have valid and current information on file with your domain name registrar for any domain hosted on the Subhosting network.

Internet Abuse

You may not engage in illegal, abusive, or irresponsible behaviour, including:

- Unauthorized access to or use of data, systems or networks, including any attempt to probe, scan or test the vulnerability of a system or network or to breach security or authentication measures (including those belonging to Subhosting and its customers) without express authorization of the owner of the system or network;

- monitoring data or traffic on any network or system without the authorization of the owner of the system or network;

- Interference with service to any user, host or network including, without limitation, mail bombing, flooding, deliberate attempts to overload a system and broadcast attacks;

- Use of an Internet account or computer without the owner’s authorization, including, but not limited to Internet scanning (tricking other people into releasing their passwords), password robbery, security hole scanning, and port scanning;

- Forging of any TCP-IP packet header or any part of the header information in an e-mail or a newsgroup posting; or

- Any conduct that is likely to result in retaliation against the Subhosting’s network.

- Use of Subhosting’s network in a way that unreasonably interferes with Subhosting’s other customers use of the network

Violations of this policy may be reported directly to the FBI's Infrastructure Protection & Computer Intrusion Squad. Subhosting will cooperate fully with any civil and/or criminal litigation arising from the violation of this policy.

Newsgroup, Chat Forums, Other Networks

You must comply with the rules and conventions for postings to any bulletin board, chat group or other forum in which you participate, such as USENET groups including their rules for content and commercial postings. These groups usually prohibit the posting of off-topic commercial messages, or mass postings to multiple forums.

INDIRECT OR ATTEMPTED VIOLATIONS OF THE POLICY, AND ACTUAL OR ATTEMPTED VIOLATIONS BY A THIRD PARTY ON BEHALF OF AN Subhosting CUSTOMER OR A CUSTOMER'S END USER, SHALL BE CONSIDERED VIOLATIONS OF THE POLICY BY SUCH CUSTOMER OR END USER. WE RESERVE THE RIGHT TO LEVY FINES OF $500 to $5000 US$ PER INCIDENCE OF ANY VIOLATION OF OUR POLICIES

For Example: If you are hosting a bulk email site on Subhosting servers and you use another ISP to SPAM from in order to reference your Subhosting site by IP address or domain name, you are violating Subhosting policy and possibly the law. If you have been granted telnet access to Subhosting servers, multiple telnet log-ones are strictly prohibited and you must come from a valid IP address. Forgery is against the law. Any type of denial of service attack from valid or invalid addresses is a violation of Subhosting security policy and against the law. If you have been granted password privileges for FTP or telnet, sharing your password with an unauthorized user or third party is strictly prohibited. Violation of Subhosting SPAM policy may be reported to abuse@subhosting.net

Subhosting Master Services Agreement

IP Address Overlap
Subhosting administers the network on which customer servers reside. The customer cannot use IP addresses which were not assigned to them by Subhosting staff. Any server found using IPs which were not officially assigned will be suspended from network access until such time as the IP addresses overlap can be corrected.

IRC
Subhosting does not allow the use of IRC on the Subhosting network. This includes, but is not limited to, the use of IRC clients, server software, bots or anything related to IRC. Violators' servers will be suspended.

Network Performance
Subhosting accounts operate on shared resources. Excessive use or abuse of these shared network resources by one customer may have a negative impact on all other customers. Misuse of network resources in a manner which impairs network performance is prohibited by this policy and may result in termination of your account.

You may not use network-intensive programs, such as peer-to-peer or audio/video streaming applications, which negatively impact other customers or the performance of Subhosting systems or networks. Subhosting reserves the right to terminate or limit such activities.

Billing
The customer understands that the customer is responsible for paying for any network resources that are used to connect the customer's server to the Internet. The customer may request that the customer's server be disconnected from the Internet, but the customer will still be responsible for paying for any network resources used up to the point of suspension or cancellation.

Suspension
Subhosting reserves the right to suspend network access to any customer if, in the judgment of the Subhosting network administrators, the customer's server is the source or target of the violation of any of the ot is not assured. In extreme cases, law enforcement will be contacting regarding the activity. All fees paid in advance of cancellation are non-refundable if Subhosting institutes its right of cancellation. Any violation of policies which results in extra costs will be billed to the customer (i.e. transfer, space etc.).

Indemnification
The customer acknowledges its indemnification obligations under the Subhosting Terms of Service. Violations of this AUP may result in significant civil and criminal liability of customer.

Disclaimer of Responsibility
Subhosting is under no duty to look at each customer's or user's activities to determine if a violation of the AUPs has occurred, nor do we assume any responsibility through our AUPs to monitor or police Internet-related activities. Subhosting disclaims any responsibility for any such inappropriate use and any liability to any person or party for any other person's or party's violation of this policy.

All Sub-Networks, resellers and managed servers of Subhosting must adhere to the above policies. Failure to follow any term or condition will be grounds for immediate Cancellation.

Subhosting Master Services Agreement

INDIRECT OR ATTEMPTED VIOLATIONS OF THE AUPs AND ACTUAL OR ATTEMPTED VIOLATIONS BY A THIRD PARTY ON YOUR BEHALF SHALL BE CONSIDERED VIOLATIONS OF THESE AUPs BY YOU.

Inquiries regarding this policy should be directed to Subhosting at legal@subhosting.ne her terms of the AUPs or for any other reason which Subhosting chooses. If inappropriate activity is detected, all accounts of the Customer in question will be deactivated until an investigation is complete. Prior notification to the Customer is not assured. In extreme cases, law enforcement will be contacting regarding the activity. The customer will not be credited for the time the customer's machines were suspended. The Customer will be credited on a prorated basis based on the monthly fees the Customer pays for the servers that are suspended for the time the Customer's machines were suspended.

3. TERMS OF SERVICE (TOS)

This Subhosting Terms of Service (this "Agreement") and the Subhosting Acceptable Use Policy ("AUP") govern your purchase and use of all Subhosting services (collectively, the "Services"), as described in the Order Form(s) submitted by you and accepted by Subhosting ("Service Order"). Acceptance of any terms or conditions different from those contained herein by Subhosting will not be deemed by provision of service, but only by electronic or written signature of an officer of Subhosting.

You must register and accept the terms of this Agreement and the AUP in order to use the Services.

BY CLICKING ON THE "I ACCEPT" BUTTON BELOW, AND/OR REGISTERING FOR AND USING THE SERVICES, YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT AND THE AUP, AND AGREE TO BE BOUND BY ALL TERMS AND CONDITIONS OF THIS AGREEMENT AS WELL AS ALL POLICIES AND GUIDELINES OF THE AUP, WHICH ARE INCORPORATED HEREIN BY REFERENCE.

Subhosting may modify any of the terms and conditions contained in this Agreement and the AUP, at any time, in its sole discretion. Any modifications are effective upon posting of the revisions on the Subhosting web site (the "Site"). Your continued use of the Services following Subhosting posting of any modifications constitutes your acceptance of the modifications. If you do not agree to the terms of any modification, do not continue to use the services and immediately notify Subhosting of your termination of this Agreement in the manner described in the section below.

Subhosting agrees to furnish services to the Subscriber, subject to the following TOS (Terms of Service).

The Use of Subhosting's service constitutes acceptance and agreement to Subhosting's AUP as well as Subhosting's TOS (Terms of Service).

3.1. Services

Subject to the terms of this Agreement, and contingent on Customer's satisfaction of Subhosting's credit approval requirements, Subhosting agrees to provide the Services described in the Order for the fees stated in the Order.

3.2. Fire Protection

Subhosting’s fire protection measures maintained at the Data Center shall be in accordance with customary industry standards. Such measures maintained by Subhosting shall, at a minimum, be compliant with requirements set by applicable city ordinances, building codes, and any other applicable rule or ordinance related to fire safety and prevention. Subhosting shall provide such inspection, testing, and maintenance of the fire suppression systems as are reasonably necessary to assure satisfactory performance in the event of an emergency.

Subhosting Master Services Agreement

3.3. Security Protection

Subhosting shall be responsible for developing and maintaining physical security measures for the Data Center and for the Customer’s Systems that define specific requirements in regard to monitoring controls and procedures assigned for the security and safety of the Customer Systems and are consistent with customary industry standards. If at any time Subhosting becomes aware that any of the security measures in place for any portion of the Data Center or any portion of the Customer’s Systems are compromised or otherwise violated or may be inadequate, Subhosting shall provide notice of such event as soon as reasonably practicable to Customer in accordance with such notification and escalation call lists as Customer shall have, from time to time, provided to Subhosting. In the event of a breach of the security measures, upon reasonable request, Subhosting shall permit Customer to inspect the automatic security logs within twenty-four (24) hours following the receipt of such notice.

3.4. Notice of and Liability for Loss

If at any time Subhosting becomes aware that any of the Customer’s Systems have been lost, damaged, destroyed or come into the possession of a third party and such possession is not in accordance with this Agreement, Subhosting shall provide notice of such event as soon as reasonably practicable to Customer. Subhosting shall be liable for repair and/or replacement costs relating to the Customer’s Systems in the event of any loss, damage or destruction to the Customer’s Systems caused by (i) the gross negligence of or willful misconduct of Subhosting or any of its agents or representatives or (ii) a breach by Subhosting of either Section 3.2 or 3.2 above, Fire Protection or Security Protection.

3.5. Investigations

Subhosting agrees to reasonably cooperate with any reasonable investigation by or on behalf of Customer or its insurers relating to any loss, damage, destruction or unauthorized use of any of the Customer’s Systems during the Term. Subhosting further agrees to reasonably cooperate with Customer in any litigation or prosecution against a third party arising in connection with any loss, damage, destruction or unauthorized use of any of the Customer’s Systems during the Term.

3.6. Data Center Access

. Except with the advance written consent of Subhosting and Customer, Customer’s access to the Data Center shall be limited solely to the Representatives. Subscriber and its Representatives shall cooperate with and comply with all reasonable and published security and safety measures provided to Customer by Subhosting from time to time, including the use of entry and exit logs and agreements, key cards, voice, photo, biometric or other personal identification recognition devices, and other mechanisms and devices for registering, tracking, and limiting access to the Data Center. The Representatives will comply with all Applicable Laws, with the standards and practices of the telecommunications industry and with all of Instinet’s reasonable and published security procedures, rules, requirements and safety practices provided in writing to Subscriber from time to time. Instinet reserves the right to revoke the entry privileges of any Representative at any time if the exercise of such right is reasonable, and Instinet shall use commercially reasonable efforts to notify Subscriber in advance of any such determination and to reasonably cooperate with Subscriber in an effort to remedy such situation and/or allow access by one or more replacement Representatives.

Subhosting Master Services Agreement

3.7. Scheduled and Emergency Maintenance

Subhosting shall conduct routine scheduled maintenance of the Data Center according to the annual maintenance schedule for the Data Center, which shall be provided to Customer prior to or on the Effective Date. In the event of any change to the routine scheduled maintenance, Subhosting shall notify Customer thereof no less than five (5) days prior to the revised date for such scheduled maintenance. In the event that an urgent, mission-critical maintenance situation arises, Instinet shall immediately notify Customer if it will affect any portion of the Customer’s Systems. Any such emergency maintenance, not caused by the actions or omissions of Subhosting, shall not constitute a breach of this Agreement. During such scheduled and emergency maintenance periods, Subhosting shall use its commercially reasonable efforts to minimize interruption to performance of the Services. Customer agrees to reasonably cooperate with Subhosting during scheduled and emergency maintenance periods

3.8. Term

The initial service term of the Agreement shall begin on the date that Subhosting generates an e-mail message to Customer announcing the activation of the Customer's account (the " Service Commencement Date ") and shall continue for the number of months stated in the Order (the " Initial Term "). Upon expiration of the Initial Term, this Agreement shall automatically renew for up to three successive renewal terms of the same length as the Initial Term (each a " Renewal Term ") unless Subhosting or Customer provides the other with written notice of non-renewal at least thirty (30) days prior to the expiration of the Initial Term or then-current Renewal Term, as applicable. The Initial Term and any Renewal Term may be referred to collectively in this Agreement as the " Term."

4. PAYMENTS & REFUND POLICY

4.1 Fees

Fees are payable in advance on the first day of each billing cycle. Customer's billing cycle shall be monthly or annually as indicated on the Order, beginning on the Service Commencement Date. Subhosting may require payment for the first billing cycle before beginning service. If the Order provides for credit/debit card billing, Customer authorizes Subhosting to bill subsequent fees to the credit/debit card on or after the first day of each successive billing cycle during the Term of this Agreement; otherwise Subhosting will invoice Customer via electronic mail to the Primary Customer Contact listed on the Order. Invoiced fees may be issued on or before the 1 st day of each billing cycle, and the fees shall be due on the 14 th day following invoice date, but in no event earlier than the first day of each billing cycle.

Payments must be made in United States dollars. Customer is responsible for providing Subhosting with changes to billing information (such as credit card expiration, change in billing address) At its option, Subhosting may accrue charges to be made to a credit/debit card until such charges exceed $10.00. Subhosting may charge interest on overdue amounts at the lesser of 1.5% per month or the maximum non-usurious rate under applicable law. Subhosting may suspend the service without notice if payment for the service is overdue. Fees not disputed within sixty (60) days of due date are conclusively deemed accurate. Customer agrees to pay Subhosting's reasonable reinstatement fee following a suspension of service for non-payment, and to pay Subhosting's reasonable costs of collection of overdue amounts, including collection agency fees, attorney fees and court costs.

Subhosting Master Services Agreement

4.2 Fee Increases

Subhosting may increase its fees for services effective the first day of a Renewal Term by giving notice to Customer of the new fees at least forty five (45) days prior to the beginning of the Renewal Term, and if Customer does not give a notice of non-renewal as provided in Section 2 above, the Customer shall be deemed to have accepted the new fee for that Renewal Term and any subsequent Renewal Terms (unless the fees are increased in the same manner for a subsequent Renewal Term).

4.3 Taxes

At Subhosting's request Customer shall remit to Subhosting all sales, VAT or similar tax imposed on the provision of the services (but not in the nature of an income tax on Subhosting), regardless of whether Subhosting fails to collect the tax at the time the related services are provided.

4.4 Early Termination

Customer acknowledges that the amount of the fee for the service is based on Customer's agreement to pay the fee for the entire Initial Term, or Renewal Term, as applicable. In the event Subhosting terminates the Agreement for Customer's breach of the Agreement in accordance with Section 9 (Termination), or Customer terminates the service other than in accordance with Section 9 (Termination) for Subhosting's breach, the unpaid fees for each billing cycle remaining in the Initial Term or then-current Renewal Term, as applicable, are due on the business day following termination of the Agreement.

4.5 Refund policy

Within 45 days from the purchase date, we will fully refund the cost of your order If you are not 100% satisfied with our services towards you.

5. LAW/AUP

Customer agrees to use the service in compliance with applicable law and Subhosting's Acceptable Use Policy posted at https://www.subhosting.net/aup.html (the "AUP"), which is hereby incorporated by reference in this Agreement. Customer agrees that Subhosting may, in its reasonable commercial judgment consistent with industry standards, amend the AUP from time to time to further detail or describe reasonable restrictions and conditions on Customer's use of the Services. Amendments to the AUP are effective on the earlier of Subhosting's notice to Customer that an amendment has been made, or the first day of any Renewal Term that begins subsequent to the amendment. Customer agrees to cooperate with Subhosting's reasonable investigation of any suspected violation of the AUP. In the event of a dispute between Subhosting and Customer regarding the interpretation of the AUP, Subhosting's commercially reasonable interpretation of the AUP shall govern.

Subhosting Master Services Agreement

5.1. Customer Information

Customer represents and warrants to Subhosting that the information he, she or it has provided and will provide to Subhosting for purposes of establishing and maintaining the service is accurate. If Customer is an individual, Customer represents and warrants to Subhosting that he or she is at least 18 years of age. Subhosting may rely on the instructions of the person listed as the Primary Customer Contact on the Order with regard to Customer's account until Customer has provided a written notice changing the Primary Customer Contract.

6. WARRANTIES, DISCLAIMERS AND LIMITATION OF DAMAGES

6.1 By Customer

Customer represents and warrants to Subhosting that (a) the execution, delivery and performance by Customer of this Agreement and the consummation of the transactions contemplated hereby (i) are within Customer’s corporate or analogous powers, (ii) have been duly authorized by all necessary corporate or other action, (iii) do not and will not (A) violate any applicable laws, rules and regulations, and all orders, judgments, decrees or other determinations of any Governmental Authority (collectively, “Requirements of Law”) or arbitrator that are applicable to, or binding upon, such Person or any of its property or to which such Person or any of its property is subject, or (B) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any contractual obligation of Customer, and (iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those that have been obtained or made and copies of which have been delivered to Subhosting, and each of which on the date hereof is in full force and effect; (b) this Agreement has been—and any Schedule to which Customer is a party, upon delivery thereof, will have been—duly executed and delivered by Customer; (c) this Agreement is—and any Schedule to which Customer is or becomes a party, upon delivery thereof, will be—the legal, valid and binding obligation of Customer, enforceable against Customer in accordance with its terms; (d) Customer will use the Services and Subhosting Software in compliance with all Requirements of Law and in accordance with this Agreement and the Acceptable-Use Policy; (e) Customer has the right and authority to provide Subhosting with the Customer Software, Customer Hardware and other materials supplied by Customer for the purpose of enabling Subhosting to deliver the Services; and (f) Customer will not market, solicit, enable or sell, or attempt to market, solicit, enable or sell, any service also offered by Subhosting to any other Subhosting customers or partners located in any facility in which Subhosting provides any Services without Subhosting’s prior written consent.

6.2 By Subhosting

Subhosting represents, warrants and covenants as follows: (i) it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; (ii) it has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement; (iii) this Agreement constitutes the valid and legally binding obligation of it enforceable in accordance with its terms and conditions (subject to applicable bankruptcy laws and laws generally affecting the rights of creditors); and (iv) its execution and delivery of this Agreement and its performance or receipt of the Services (as applicable) will not (1) violate (or constitute an event which, with the giving of notice, the passage of time, or both, would violate) any provision of its charter, bylaws or other governing document, or (2) conflict with, result in a breach of, or constitute a default under (or constitute an event which, with the giving of notice, the passage of time, or both, would conflict with, result in a breach of, or constitute a default under) any other agreement or arrangement or any law, regulation, order or decree by which it or any of its property is bound.

Subhosting Master Services Agreement

Subhosting further represents and warrants that it shall provide the Services in a good or workmanlike manner, with professional diligence and skill, and in accordance with the requirements of this Agreement and customary industry standards.

Subhosting represents and warrants to Customer that (a) Subhosting will comply with all applicable laws, rules and regulations in delivering the Services (including, without limitation, any privacy and computer laws), and (b) Subhosting has the right and authority to use and provide Customer with ac- cess to the Subhosting Software in rendering the Services hereunder.

Subhosting represents, warrants and covenants that (a) it has the legal right and authority, and will continue to own or maintain the legal right and authority, during the term of this Agreement, to place the Customer’s Systems at the Data Center as contemplated under this Agreement; (b) neither Subhosting nor any of its agents or representatives shall unreasonably, negligently or intentionally interfere with Customer’s Systems or Customer’s remote maintenance and use of any of Customer’s Systems located at the Data Center; (c) all equipment, materials and other tangible items placed at the Data Center shall be maintained in compliance with all applicable manufacturer specifications regarding safety; (d) Subhosting shall not, without the prior written consent of Customer, allow any third party access to Customer’s Systems or to the data located on Customer’s Systems; (e) Subhosting shall, at its own expense, keep the Customer’s Systems in good repair, appearance and condition, other than normal wear and tear.

6.3 Disclaimer of Warranties

Subhosting DOES NOT WARRANT OR REPRESENT THAT THE SERVICES WILL BE UNINTERRUPTED, ERROR-FREE, OR COMPLETELY SECURE. TO THE EXTENT PERMITTED BY APPLICABLE LAW Subhosting DISCLAIMS ANY AND ALL WARRANTIES INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT. TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL SERVICES ARE PROVIDED ON AN "AS IS" BASIS.

6.4 Limitation of Damages

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, OR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE LOSS OR DAMAGE OF ANY KIND, OR FOR DAMAGES THAT COULD HAVE BEEN AVOIDED BY THE USE OF REASONABLE DILIGENCE, ARISING IN CONNECTION WITH THE AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OR SHOULD BE AWARE OF THE POSSIBILIY OF SUCH DAMAGES.

NOTWITHSTANDING ANYTHING ELSE IN THE AGREEMENT TO THE CONTRARY, THE MAXIMUM AGGREGATE LIABILITY OF Subhosting AND ANY OF ITS EMPLOYEES, AGENTS OR AFFILIATES, UNDER ANY THEORY OF LAW (INCLUDING BREACH OF CONTRACT, TORT, STRICT LIABILITY, AND INFRINGEMENT) SHALL BE A PAYMENT OF MONEY NOT TO EXCEED THE AMOUNT PAYABLE BY CUSTOMER FOR THREE MONTHS OF SERVICE.

Subhosting Master Services Agreement

7. SUSPENSION/TERMINATION

7.1 Suspension of Service

Customer agrees that Subhosting may suspend services to Customer without notice and without liability if: (i) Subhosting reasonably believes that the services are being used in violation of the AUP; (ii) Customer fails to cooperate with any reasonable investigation of any suspected violation of the AUP; (iii) Subhosting reasonably believes that the suspension of service is necessary to protect its network or its other customers, or (iv) as requested by a law enforcement or regulatory agency. Customer shall pay Subhosting's reasonable reinstatement fee if service is reinstituted following a suspension of service under this subsection.

7.2 Termination

The Agreement may be terminated by Customer prior to the expiration of the Initial Term or any Renewal Term without further notice and without liability if Subhosting fails in a material way to provide the service in accordance with the terms of the Agreement and does not cure the failure within ten (10) days of Customer's written notice describing the failure in reasonable detail. The Agreement may be terminated by Subhosting prior to the expiration of the Initial Term or any Renewal Term without further notice and without liability as follows: (i) upon ten (10) days’ notice if Customer is overdue on the payment of any amount due under the Agreement; (ii) Customer materially violates any other provision of the Agreement, including the AUP, and fails to cure the violation within thirty (30) days of a written notice from Subhosting describing the violation in reasonable detail; (iii) upon one (1) days’ notice if Customer's Service is used in violation of a material term of the AUP more than once, or (iv) upon one (1) days’ notice if Customer violates Section 5 (Customer Information) of this Agreement. Either party may terminate this agreement upon ten (10) days advance notice if the other party admits insolvency, makes an assignment for the benefit of its creditors, files for bankruptcy or similar protection, is unable to pay debts as they become due, has a trustee or receiver appointed over all or a substantial portion of its assets, or enters into an agreement for the extension or readjustment of all or substantially all of its obligations.

7.3 Termination for Default

Either party may terminate this Agreement effective upon delivery of written notice to the other party if (a) the other party is insolvent or has a petition in bankruptcy filed against it; (b) the other party is adjudicated a bankrupt; (c) the other party makes a general assignment for the benefit of its creditors; (d) the other party has a receiver, trustee or agent appointed with respect to its business or any significant portion thereof; (e) the other party otherwise ceases to do business in any manner which would affect the other party’s performance under this Agreement; (f) with respect to Subhosting, a Service Outage has occurred; (g) the other party has failed to comply with any Applicable Laws in connection with its activities under this Agreement; or (h) the other party is in breach of any other provision of this Agreement and fails to correct and cure such breach within thirty (30) days after the terminating party provides notice of such breach. Upon termination of this Agreement, Customer shall be obligated to pay no more than the amounts owing to Subhosting for Services performed in accordance with this Agreement up to the effective date of termination, and if fees or costs are calculated on a monthly, quarterly or other periodic basis, then Customer shall only be liable for the pro rata portion thereof up to the effective date of termination.

Subhosting Master Services Agreement

7.4 Post-Termination Services

In connection with the termination or expiration of the Agreement, for any reason or for no reason, Subhosting shall reasonably cooperate with Customer to minimize any adverse effect on Customer or its Affiliates or their respective customers, and perform those other obligations set forth in this Agreement to be performed by Instinet upon the termination or expiration of this Agreement

7.5 Renewal

All Schedules shall automatically renew for successive terms (each a “Renewal Term”) equal in length to the then-current term. For Schedules that have a term of three months or more, either party may give notice of nonrenewal by providing the other party with written notice 90 days prior to the last day of such term. For Schedules that have a term that is less than three months, either party may give notice of nonrenewal by providing the other party written notice 30 days prior to the last day of such term.

7.6 Month-to-Month Term

Notwithstanding anything to the contrary in this Agreement, if, upon Customer’s notice of termination or nonrenewal of the then-current term, this Agreement continues on a month-to-month term or if Customer specifically requests a month-to-month term, then the monthly recurring fees for all such month-to-month Services shall automatically increase by 20% over the fees immediately prior to such month-to-month term and the payment terms shall be 15 days in advance of each month.

8. INDEMNIFICATION

Customer agrees to indemnify and hold harmless Subhosting, Subhosting's affiliates, and each of their respective officers, directors, agents, and employees from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, punitive damages, amounts in interest, expenses and disbursements of any kind and nature whatsoever (including reasonable attorneys fees) brought by a third party under any theory of legal liability arising out of or related to the actual or alleged use of Customer's services in violation of applicable law or the AUP by Customer or any person using Customer's log on information, regardless of whether such person has been authorized to use the services by Customer.

Subhosting, at its sole expense, hereby agrees to be liable for and to indemnify, hold harmless and (at the election of Customer) defend (with counsel reasonably acceptable to Customer) Customer, its Affiliates, and their respective directors, officers, members, partners, employees, agents and representatives, from and against any and all debts, liabilities, losses, costs and expenses, including reasonable attorneys’ fees (collectively, “Losses”), to the extent arising out of or in any way related to, in whole or in part, in connection with: (i) any misappropriation of any intellectual property or proprietary rights arising out of the Customer’s Systems; (ii) any personal injury or tangible property damage to the extent caused by the negligence or willful misconduct of Subhosting; (iii) any third-party’s alleged ownership or possessory interest, lien, trust, pledge, or security interest in the Customer’s Systems, including any attempt by such third party to take possession of the Customer’s Systems; or (iv) Subhosting’s or its agents or representatives’ fraud, gross negligence or willful misconduct. Subhosting shall notify Customer of any matter with respect to which Customer or any other Person indemnified hereunder is entitled to seek indemnification from Subhosting under this Section promptly after Subhosting becomes aware of such matter. To the extent requested by Subhosting, Customer agrees to reasonably cooperate with Subhosting and its counsel in connection with any such matter, provided that Subhosting shall reimburse Customer for any expenses associated with the same. Each of Customer and Subhosting shall use reasonable efforts to keep the other party informed at all times as to the status of its efforts with respect to any matter covered hereby and to consult with the other party concerning its efforts.

Subhosting Master Services Agreement

9. SERVICE LEVEL AGREEMENT (SLA)

9.1. Applicability

This Web Site Availability Service Level Agreement applies to YOU if YOU have ordered *any* hosting plans ("Service") and YOU are in good financial standing with Subhosting.

Service Level Agreements. In addition to the terms set forth in this Agreement, Subhosting shall use commercially reasonable efforts to perform the Services in accordance with the Service Level Agreements. In the event of any material failure by Subhosting to perform the services in accordance with the Service Level Agreement Customer shall have a credit in the amount equal to the pro rata amounts paid or payable by Customer for the duration of any non-compliance with the Service Level Agreements, which Subscriber may apply against payment of the fees and charges payable by the Customer to Subhosting in a subsequent calendar month; provided, that in the event that this Agreement expires or terminates, Subhosting shall pay an amount equal to any unused credits to Customer within ten (10) days after such termination or expiration. Provided, that (i) nothing herein shall impair Customer’s rights to terminate this Agreement in accordance with its terms, whether pursuant to failure to perform in accordance with the Service Level Agreements or otherwise, and (ii) nothing herein shall affect Subhosting’s liability under this Agreement or any remedies of Customer with respect to the same.

Effect of Failure to Perform to Service Level Agreements.

Liquidated Damages. The parties acknowledge and agree that, because of the unique nature of the Services contemplated by this Agreement, it is difficult or impossible to determine with precision the specific amount of damages that might be incurred by Customer as a result of a failure of Subhosting to meet the Service Level Agreements. It is further understood and agreed by the parties that Customer shall be damaged by such failure of Subhosting to meet the Service Level Agreements, that it would be impracticable or extremely difficult to fix the actual damages resulting therefrom, that any credits that become payable are in the nature of liquidated damages, and not penalties, and are fair and reasonable under the circumstances, and that such payments represent a reasonable estimate of fair compensation for the losses that may reasonably be anticipated from Subhosting’s failure to meet the Service Level Agreements; provided, however, that nothing in this section shall affect Customer’s rights under the last sentence of the above provision: Service Level Agreements.

Subhosting Master Services Agreement

9.2. Service Guarantee

Subhosting Service will be available to the Internet (see definitions below) 99.9995% of any given month.

Credits

Outage Credits:

Any period of inaccessibility due to power failure, internet network failure, or other failure lasting longer than 30 minutes will be credit as follows:

•	0-30 minutes: No Credit

•	30-60 minutes: 3% of monthly base fee, excluding any add-on services

•	Each additional 60 minutes; 3% of monthly base fee, excluding any add-on services, not to exceed 50% of one month's base fee.

In order for YOU to receive a credit on YOUR account, YOU must request such credit within seven (7) business days after YOU experienced no service availability. YOU must request credit by sending an email message to billing@subhosting.net outlining your IP address, incident start, incident end and the support ticket ID you used when troubleshooting the issue. Credits will usually be applied within ninety (90) days of YOUR credit request. Credit to your account shall be YOUR sole and exclusive remedy for any outage related to your service including those caused by gross negligence by Subhosting or its staff.

9.3 Restrictions

Credits shall not be provided to YOU in the event that YOU have no service availability resulting from (i) scheduled maintenance, (ii) YOUR behavior or the performance or failure of YOUR equipment, facilities, software, scripts, code, or applications, or (iii) circumstances beyond Subhosting's reasonable control, including, without limitation, acts of any governmental body, war, insurrection, sabotage, embargo, fire, flood, strike or other labor disturbance, interruption of or delay in transportation, unavailability of interruption or delay in telecommunications or third party services (including DNS propagation), failure of third party software or hardware or inability to obtain raw materials, supplies, or power used in or equipment needed for provision of YOUR service.

9.4 Limitations

On-line problems occur continuously. There might come a time when you cannot access your service or any other service. This is not necessarily due to a failure of the Subhosting Network or hardware. Subhosting's monitoring agents are the sole determinate of the uptime of our service, and not any one client's experience. Managed customers can be affected by outages, being a managed customer does not constitute preferential treatment under this SLA.

9.5. Definitions

•	Internet - Any network outside of Subhosting's internal network

•	Support - Subhosting's support team, reachable via https://www.subhosting.net/client/.

•	Billing - Subhosting's billing team, reachable via billing@subhosting.net

Subhosting Master Services Agreement

10.INSURANCE

1.1.       Subhosting Minimum Insurance Levels

Subhosting agrees to keep in full force and effect during the term of this Agreement (a) a broad form Commercial General Liability Insurance policy providing for coverage of at least one million dollars ($1,000,000.00) per occurrence, subject to an aggregate cap of two million dollars ($2,000,000.00), for bodily injury and property damage. In addition, Subhosting agrees to keep in full force and effect during the term of this Agreement a Worker’s Compensation Insurance policy consistent with the policy that Subhosting maintains for its employees generally. Such policies (i) shall be written on an “occurrence” policy form and not on a “claims made” form; (ii) shall be primary and not contributory with the other party’s liability insurance, if any; (iii) shall provide for not less than thirty (30) days advance written notice to the other party from the insurer or insurers, if more than one, of any cancellation, nonrenewal, or material change in coverage or available limits of liability; and (iv) shall be issued by an insurance company with a rating of no less than A-V in the current Best’s Insurance Guide, or otherwise be acceptable to the other party, and admitted to engage in the business of insurance in the state in which the Services are actually provided. Each party’s Commercial General Liability Insurance coverage may be provided by a combination of primary, excess, and umbrella policies, provided that those policies are concurrent in all respects regarding the coverage afforded by the policies. The coverage of any excess or umbrella policy must be at least as broad as the coverage of the primary policy.

1.2.       Certificates of Insurance

Subhosting shall (a) deliver to the Customer certificates of insurance which evidence the minimum levels of insurance set forth above; and (b) cause its insurance provider(s) to name the other party as an additional insured and to notify the other party in writing of the effective date of such coverage. Subhosting shall deliver the certificates of insurance required by this Section to the Customer within thirty (30) days of the Effective Date; again at least ten (10) days before the expiration date of any applicable policy; and again on renewal of any applicable policy.

1.3.       Obligations Continue Regardless of Insurance

The insurance requirements set forth in this Agreement are independent of each party’s indemnification and other obligations under this Agreement and shall not be construed or interpreted in any way to restrict, limit or modify each party’s indemnification and other obligations or to limit each party’s liability under this Agreement.

1.4.       Waiver of Subrogation Rights

Each party agrees to cause the insurance companies issuing its insurance policies to waive any subrogation rights that those insurance companies may have against the other party, or its insurers, by way of contract or otherwise.

11. GENERAL

11.1 Relationship of Parties

Nothing in this Agreement will be construed to imply a joint venture, partnership or agency relationship between the parties, and Subhosting will be considered an independent contractor when performing Services under this Agreement.

Subhosting Master Services Agreement

11.2 Assignment

The rights and liabilities of the parties hereto will bind and inure to the benefit of their permitted successors and assigns. Neither party shall have the right to assign this Agreement without the prior written consent of the other party. Approval for any assignment is contingent on the assignee meeting the credit approval criteria of the consenting party.

11.3 Affiliates and Contractors

Customer may extend the benefits of this Agreement only to its Affiliates; provided, however, that, in such event, Customer shall be obligated to pay Subhosting any additional fees based on the number of users, changes to requirements for the hosting environment, or other changes to requirements that increase the cost of delivery of Services by Subhosting. Customer shall ensure that its Affiliates and authorized third-party contractors comply with the terms and conditions of this Agreement, and Customer shall be liable for the acts and omissions of such parties. Subhosting may use subcontractors in delivering the Services.

11.4 Complete Understanding; Modification

This Agreement constitutes the entire agreement between the parties relating to its subject matter, supersedes all prior agreements and understandings between the parties, oral or written, with respect to its subject matter and may not be changed unless mutually agreed upon in writing by both parties.

11.5 Severability

If any provision of this Agreement is held to be invalid, illegal or unenforceable, the remaining provisions shall remain in full force and effect.

11.6 Schedules

A Schedule or amendment to this MSA may add new or additional terms and conditions. Except as provided above, in the event of any conflict or inconsistency between the provisions of this MSA and those of a Schedule, the Schedule shall prevail.

11.7 Notices

Notices to Subhosting under the Agreement shall be given via electronic mail to the e-mail address posted for customer support on https://www.subhosting.net/client/contact.php. Notices to Customer shall be given via electronic mail to the individual listed as the Primary Customer Contact on the Order. Notices are deemed received on the day transmitted, or if that day is not a business day, on the first business day following the day delivered. Customer may change his, her or its notice address by a notice given in accordance with this Section.

11.8. Force Majeure

Subhosting shall not be in default of any obligation under the Agreement if the failure to perform the obligation is due to any event beyond Subhosting's control, including, without limitation, significant failure of a portion of the power grid, significant failure of the Internet, natural disaster, war, riot, insurrection, epidemic, strikes or other organized labor action, terrorist activity, or other events of a magnitude or type for which precautions are not generally taken in the industry.

Subhosting Master Services Agreement

11.9 Privacy Policy

This policy covers how we use your personal information. We take your privacy seriously and will take all measures to protect your personal information.

Any personal information received will only be used to fill your order. We will not sell or redistribute your information to anyone.

11.10 Miscellaneous

Each party acknowledges and agrees that the other party retains exclusive ownership and rights in its trademarks, service marks, trade secrets, inventions, copyrights, and other intellectual property. Neither party may use the other party's name or trade mark without the other party's prior written consent. The parties intend for their relationship to be that of independent contractors and not a partnership, joint venture, or employer/employee. Neither party will represent itself to be agent of the other. Each party acknowledges that it has no power or authority to bind the other on any agreement and that it will not represent to any person that it has such power or authority. This Agreement may be amended only by a formal written agreement signed by both parties. The terms on Customer's purchase order or other business forms are not binding on Subhosting unless they are expressly incorporated into a formal written agreement signed by both parties. A party's failure or delay in enforcing any provision of the Agreement will not be deemed a waiver of that party's rights with respect to that provision or any other provision of the Agreement. A party's waiver of any of its right under the Agreement is not a waiver of any of its other rights with respect to a prior, contemporaneous or future occurrence, whether similar in nature or not. The captions in the Agreement are not part of the Agreement, but are for the convenience of the parties. The following provisions will survive expiration or termination of the Agreement: Fees, indemnity obligations, provisions limiting liability and disclaiming warranties, provisions regarding ownership of intellectual property, these miscellaneous provisions, and other provisions that by their nature are intended to survive termination of the Agreement.

11.11 Ownership of Equipment

All Customer’s Systems for the purpose of providing the Services is the sole property of Subhosting or its assigns. Notwithstanding anything in this Agreement to the contrary, Subhosting assumes the responsibility for the risk of loss and liability for all damages to, or loss of, (i) the Customer’s Systems from all causes. Except as may be otherwise agreed to by the parties in writing, Customer shall be liable for securing all necessary rights and licenses for software, programs or code placed on Customer’s Systems other than any of the foregoing placed on Customer’s Systems by Subhosting or its agents or representatives. Except as may be otherwise agreed by the parties in writing, Subhosting disclaims any and all liability for the content on such Subscriber Systems. Customer will promptly and thoroughly respond to any notices that the content on the Customer’s Systems violates the Digital Millennium Copyright Act, 17 U.S.C. § 101 et. seq. or any other law, rule or regulation.

Subhosting Master Services Agreement

11.12 Headings

Section headings in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this MSA by their duly authorized representatives.

______________________________________________________________________________

SUBHOSTING International LL	WORLD TECHNOLOGY CORP.

Signature _____________________________	Signature _____________________________

Printed Name _________________________	Printed Name _________________________

Title ________________________________	Title ________________________________

Date _______________________________	Date _______________________________

Subhosting Master Services Agreement